Exhibit 99.1

AVANT Immunotherapeutics Reports Third Quarter 2003 Financial Results

    NEEDHAM, Mass.--(BUSINESS WIRE)--Oct. 22, 2003--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the third quarter ended September 30, 2003. The company reported a net loss of $2.1 million, or $.03 per share, for the third quarter of 2003 compared to a net loss of $276,200, or $.01 per share, for the third quarter of 2002. The increased loss for the third quarter of 2003 results primarily from a significant decrease in revenue and a decrease in investment income, offset in part by a decrease in operating expense compared to the same period in 2002.
    The decrease in revenue of $2,545,300, or 55.8%, primarily reflects a decrease of $3,261,000 in revenue from product development and licensing agreements, offset partly by revenue of $733,700 from government contracts in the third quarter of 2003. The decrease in product development and licensing revenue consisted primarily of a decrease of $2,153,900 for the amortization of a nonrefundable license fee and the recognition of a $1.9 million net termination fee from Novartis due to the termination of the TP10 agreement with Novartis in the third quarter of 2002. The decrease was offset in part by the recognition of a $1 million milestone payment from GlaxoSmithKline in the third quarter of 2003 upon initiation of Phase III trials of the Rotarix(R) rotavirus vaccine.
    The decrease in total operating expense of $775,300, or 15.6%, is primarily due to a reduction in costs associated with conducting clinical trials of $574,600, a decrease in contract manufacturing activities and consulting costs associated with the bacterial vaccines programs totaling $147,500, and a decrease in personnel and related expenses of $219,600. These decreases were offset in part by increased selling, general and administrative expense of $98,100. The decrease in investment income reflects lower average cash balances between periods and lower interest rates. On July 1, 2003, AVANT completed a private placement of common stock with gross proceeds of $10 million. The company ended the quarter with cash and cash equivalents of $23.5 million.
    For the nine months ended September 30, 2003, the company reported a net loss of $8.7 million, or $.14 per share, compared to a net loss of $10.4 million, or $.17 per share, for the nine months ended September 30, 2002. The nine-month results for 2003 reflect a decrease in net loss of $1.7 million compared to the same period in 2002. This decrease in net loss primarily reflects a decrease in operating expense, offset in part by decreases in revenue and investment income. The decrease in revenue primarily reflects revenue of $4,361,700 recognized as a result of the termination of the TP10 agreement with Novartis in 2002, offset partly by the recognition of a $1 million milestone payment from GlaxoSmithKline in the third quarter of 2003 and new revenues in 2003 of $2.0 million from government contracts for biodefense vaccine development with the U.S. Department of Defense
(DoD) through our partner, DynPort Vaccine Company LLC (DVC). The decrease in operating expense of $4,113,100 is primarily due to decreased clinical trial and contract manufacturing costs incurred in connection with the company's clinical programs. It also reflects declines in personnel and related expenses, sponsored research and consultancy costs, offset partly by increases in license fees, legal, patent and facility related expenses. The decrease in investment income reflects lower average cash balances between periods and significantly lower interest rates.

    Review of Additional Events During the Quarter

    Recommitment to Complement Inhibitor TP10

    In September, AVANT announced that the company has reinstated development plans for its novel complement inhibitor, TP10. AVANT plans to conduct a Phase II double-blind, placebo-controlled trial of that product in approximately 200 women undergoing cardiac surgery on cardiopulmonary by-pass. The trial is currently being planned to begin around year-end 2003.
    "Full, detailed analysis of the data from our Phase II adult cardiac surgery study completed in February 2002 resulted in the finding of significant treatment benefits in the male participants. The benefits seen in the male population were directly related to mortality and the benefit seen was very impressive. This made it clear to AVANT's board of directors that TP10 remains an exciting product opportunity deserving further investigation by AVANT," said Una S. Ryan, AVANT president and chief executive officer. "While we continue to be open to partnering TP10, we are now convinced of this molecule's continued promise, and AVANT is very pleased to recommit to its development internally."

    Bioterrorism and Emerging Health Care Threats Vaccines

    During the third quarter, AVANT continued to make technical progress under its subcontracts with DVC towards development of anthrax and plague vaccines for the DoD. Several vaccine candidates have been developed and are being tested in animal models for immunogenicity. In September, AVANT announced that the Defense Appropriations Bill for Fiscal Year 2004 passed by Congress commits $3.0 million for the Defense Department's continued development of an oral combination vaccine to protect against anthrax and plague. The dedicated funding provides financial support to carry the vaccine's preclinical development phase to near completion, including manufacturing process development and pilot vaccine production at AVANT's recently announced Fall River pilot manufacturing plant.
    "This biodefense vaccine is one of the most technologically advanced of any under development by the federal government," said Una
S. Ryan, Ph.D., President and Chief Executive Officer of AVANT Immunotherapeutics, Inc. "The successful development of this vaccine will make all Americans, both military personnel and civilians, safer from the threats posed by anthrax and plague." Dr. Ryan noted that AVANT has to date received over $4 million in subcontracts from DVC and an appropriation of $3 million, covering vaccine development through preclinical testing. She also noted that during the quarter discussions continued with the U.S. government regarding development of additional vaccines to protect against bioterrorism agents and against new disease threats such as SARS.

    Fall River Pilot Manufacturing Facility

    In August, AVANT announced that it had reached agreement with MassDevelopment for AVANT to occupy and buildout a pilot manufacturing facility in MassDevelopment's technology center located in Fall River, Massachusetts. MassDevelopment, the economic development entity for the Commonwealth of Massachusetts, and AVANT worked closely to develop a financing framework that allows AVANT to establish its own manufacturing capability while remaining in the Commonwealth and creating new jobs. This facility will provide the capability to develop and manufacture AVANT's own bacterial vaccine products, as well as to apply its proprietary VitriLife(R) technology to products for our partners. Currently work is proceeding in the design and engineering of the facility and construction is anticipated to begin by year's end.

    Bacterial Vaccines

    In December 2002, the International Vaccine Institute (IVI) started a Phase II trial of AVANT's CholeraGarde(TM) vaccine in Bangladesh where cholera is endemic. IVI is assessing the safety and immunogenicity of the vaccine in adults before moving into progressively younger pediatric populations, eventually studying the vaccine in infants as young as nine months. To date, IVI has completed testing in adults and is now vaccinating toddlers, ages two to five years. AVANT expects IVI to provide data from the adult portion of this study during the fourth quarter of 2003.

    Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call at 11:00 AM EDT on Wednesday, October 22, 2003 to discuss the Third Quarter 2003 financial results. To access the conference call, dial 800-299-8538 (within the United States), or 617-786-2902 (if calling from outside the U.S.). The passcode for participants is 56371843. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D.# is 56525484.
    A live webcast of the conference call, together with this press release, can be accessed through the company's web site www.avantimmune.com in the Investor Information section. In order to access the webcast, your PC must have a sound card, speakers and Windows Media Player software. It is recommended that you configure your PC in advance of the webcast as the software download and installation can take several minutes. In addition, the call and webcast will be archived and can be accessed through the same link. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.
    AVANT Immunotherapeutics, Inc. is engaged in the discovery, development and commercialization of products that harness the human immune system to prevent and treat disease. The company is developing a broad portfolio of vaccines addressing a wide range of applications including bacterial and viral diseases, chronic human disease, biodefense and food safety. These include single-dose, oral vaccines that protect against important disease-causing agents and a novel, proprietary vaccine candidate for cholesterol management. AVANT's goal is to demonstrate proof-of-concept for its products before leveraging their value through partnerships. Current collaborations encompass the development of an oral human rotavirus vaccine, vaccines to combat threats of biological warfare, and vaccines addressed to human food safety and animal health.
    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.
    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1 and other future products; (8) changes in existing and potential relationships with corporate collaborators; (9) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (10) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(TM) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (11) the ability to obtain substantial additional funding; (12) the ability to develop and commercialize products before competitors; (13) the ability to retain certain members of management; and (14) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.


                    AVANT IMMUNOTHERAPEUTICS, INC.

 CONSOLIDATED STATEMENTS
  OF OPERATIONS             Quarter                   Year to Date
  DATA                  Ended September 30,       Ended September 30,
----------------------------------------------------------------------
                          2003        2002         2003          2002
                           (Unaudited)              (Unaudited)
 REVENUE
 Product Development
   and Licensing
   Agreements       $1,232,900  $4,493,900   $1,620,000    $5,601,600
 Government
  Contract Revenue     733,700           -    2,029,300             -
 Product Royalties      48,500           -      125,900             -
 Product Sales               -      66,500            -       292,400
----------------------------------------------------------------------

 Total Revenue       2,015,100   4,560,400    3,775,200     5,894,000
----------------------------------------------------------------------

 OPERATING EXPENSE
 Research and
  Development        2,510,100   3,423,200    7,876,000    11,899,200
 Selling, General
  and
  Administrative     1,423,700   1,325,600    4,000,100     4,199,000
 Cost of Product
  Sales                      -      10,300            -        41,000
 Amortization of
  Acquired
  Intangible Assets    248,800     198,800      746,400       596,400
----------------------------------------------------------------------

 Total Operating
  Expense            4,182,600   4,957,900   12,622,500    16,735,600
----------------------------------------------------------------------

 Operating Loss     (2,167,500)   (397,500)  (8,847,300)  (10,841,600)

 Investment
  Income, Net           51,800     121,300      186,100       487,500
----------------------------------------------------------------------

 Net  Loss         $(2,115,700)  $(276,200) $(8,661,200) $(10,354,100)
----------------------------------------------------------------------

 Basic and Diluted
  Net Loss per
  Common Share          $(0.03)     $(0.01)      $(0.14)       $(0.17)
----------------------------------------------------------------------
 Weighted Average
  Common Shares
  Outstanding       64,703,000  60,457,800   61,773,500    60,458,500
----------------------------------------------------------------------



 CONDENSED CONSOLIDATED
 BALANCE SHEETS                             September 30,December 31,
----------------------------------------------------------------------
                                                   2003          2002
                                            (Unaudited)
 ASSETS
 Cash and Cash Equivalents                  $23,498,400   $25,070,700
 Other Current Assets                         1,283,400       789,300
 Property and Equipment, net                    972,900     1,119,500
 Intangible and Other Assets, net             9,417,100     8,253,700
                                            ------------ -------------
      Total Assets                          $35,171,800   $35,233,200
                                            ============ =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                         $3,165,500    $3,432,600
 Noncurrent Liabilities                          82,900       456,200
 Stockholders' Equity                        31,923,400    31,344,400
                                            ------------ -------------
Total Liabilities and Stockholders' Equity  $35,171,800   $35,233,200
                                            ============ =============

    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, 781-433-0771
             Avery W. Catlin, 781-433-0771
             info@avantimmune.com
                 or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@aol.com